  Policy Number    SPECIMEN

Insureds                                        JOHN DOE

                                                      JANE DOE

Initial Specified Amount           $250,000                       Policy Date                   MAY 1, 2016

The Lincoln National Life Insurance Company
(the “Company”)
A Stock Company          Home Office Location:                    Fort Wayne, Indiana
Administrator Mailing Address:                                                                 The Lincoln National Life Insurance Company
350 Church Street
Hartford, CT 06103-1106

The  Lincoln  National  Life  Insurance  Company  agrees  to  pay  the  Death  Benefit  Proceeds to the Beneficiary after receipt of Due Proof that the death of both Insureds occurs while this Policy is In Force and to provide the other rights and benefits in accordance with the terms of this Policy.

Read this Policy Carefully

This is a legal contract between you and us.  This Policy is issued and accepted subject to the terms set forth on the following pages, which are made a part of this Policy.  In consideration of the application and the payment of premiums as provided, this Policy is executed by us as of the Policy Date at the Administrator Mailing Address shown above.  Pay particular attention to the Policy Specifications as they are specific to you and may contain important terms and conditions.

Right to Examine this Policy

You may return this Policy for any reason to the insurance agent through whom it was purchased or to us at the address listed above within 10 days after its receipt (20 days after its receipt where required by law for Policies issued in replacement of other insurance).  During this period (the "Right to Examine Period"), any Net Premium Payment received by us will be placed in the    money market Sub-Account     as designated by us.  If returned, this Policy will be considered void from the Policy Date and we will refund, as of the date of the returned Policy is received by us, the greater of:  the total premium paid for this policy less Debt (also referred to as “Indebtedness”) and partial surrenders (i.e. withdrawals), or the Accumulation Value less Debt plus any charges and fees taken under the Policy’s terms.  If this Policy is not returned, the premium payment will be processed as directed by you In Writing after the “Right to Examine Period” expires.

ANY  BENEFITS,  INCLUDING  DEATH  BENEFITS,  AND  VALUES  PROVIDED  BY  THIS  POLICY BASED ON THE INVESTMENT EXPERIENCE OF THE SEPARATE ACCOUNT ARE VARIABLE, MAY INCREASE OR DECREASE DAILY, AND ARE NOT GUARANTEED AS TO DOLLAR AMOUNT.

The Death Benefit Proceeds on the Policy Date equal the Initial Specified Amount of this Policy. Thereafter, the Death Benefit Proceeds may vary under the conditions described in the “Insurance Coverage and Death Benefit Provisions” of this Policy.

[Missing Graphic Reference]

FLEXIBLE PREMIUM VARIABLE LIFE INSURANCE POLICY ON THE LIVES OF TWO INSUREDS  Death Benefit Proceeds payable if the death of both Insureds occurs while this Policy is In Force. Investment results reflected in Policy benefits. Non-Participating – Not eligible for dividends.  Surrender Value payable upon surrender of the Policy. Flexible premiums payable to the earlier of the younger Insured’s Attained Age 121 or the Second Death. Premium Payments and Supplementary Coverages as shown in the Policy Specifications.

For information or assistance regarding this Policy call:     800 444-2363

LN667
Lincoln Financial Group is the marketing name for Lincoln National Corporation and its affiliates.

Table of Contents
Page*

Summary of Policy Features 2b

Flexible Premium Variable Life Insurance Policy; Coverage Duration; Accumulation Value; Interest; Separate Account Performance; No-Lapse Enhancement Rider; Monitoring Your Policy’s Performance; Some Important Things You Should Do

Policy Specifications 3
Summarizes benefits that you purchased including charges and expenses.

Riders and Rider Charges 3a

Table of Surrender Charges 3b
Surrender Charge as of Beginning of Policy Year; Calculation of Charge for Decrease in Specified Amount

Table of Expense Charges and Fees 3c
Guaranteed Maximum Premium Load; Cost of Insurance; Guaranteed Maximum Monthly Administrative Fee; Guaranteed Maximum Mortality and Expense (“M&E”) Risk Charge Rate; Transfer Fee

Table of Guaranteed Maximum Cost of Insurance Rates 3d

Corridor Percentages Table 3e
Death Benefit Qualification Test

Definitions 5

The Contract 7
Entire Contract; Changes to Contract Terms; Non-Participation; Misstatement of Age or Sex; Incontestability

Ownership 8
Rights of Owner; Transfer of Ownership; Some Things You Should Do; Assignment

Beneficiary 9
Beneficiary; Change of Beneficiary

Insurance Coverage and Death Benefit Provisions 9
Date of Coverage; Termination of Coverage; Death Benefit Proceeds; Simultaneous Death; Notice of First Death; Notice of Claim; Income Tax on Death Benefits; Suicide; Method of Payment; Interest on Death Benefit; Continuation of Coverage After Younger Insureds’ Attained Age 121

Changes in Insurance Coverage 11
Increases in Specified Amount; Decreases in Specified Amount; Premium Class Changes; Change of Plan

Premium and Allocation Provisions 12
Payment of Premiums; Planned Premiums; Additional Premiums; Premium Refund at Second Death; Premium Allocation Instructions; Optional Sub-Account Allocation Programs

Grace Period, Continuation of Insurance and Reinstatement Provisions 13
Grace Period; Continuation of Insurance; Reinstatement

LN667	2

Policy Values Provisions 14
Accumulation Value; Separate Account Value; Variable Accumulation Unit Value; Mortality and Expense Risk (“M&E”) Charge; Fees Associated with the Underlying Funds; Fixed Account Value; Interest Credited Under Fixed Account; Loan Account Value; Interest Credited Under Loan Account; Persistency Bonus; Monthly Deduction; Cost of Insurance; Cost of Insurance Rates; Changes in Rates and Charges; Basis of Values

Separate Account Provisions 16
Separate Account; Sub-Accounts; Investments of the Sub-Accounts; Investment Risk; Underlying Fund Withdrawal and Substituted Securities

Transfer Privilege Provisions 17
Transfer Privilege; Transfer Fees; Transfers from the Fixed Account; Transfers from a Sub-Account; Change of Terms and Conditions

Surrender Provisions 18
Surrender; Surrender Charges; Charge for Decrease in Specified Amount; Surrender Charge for Full Surrender; Partial Surrender (i.e. Withdrawal); Effect of Partial Surrenders on Accumulation Value and Specified Amount

Loan Provisions 19
Loans; Loan Account; Loan Repayment; Interest Rate Charged on Loan Account; Debt

General Provisions 21
Payment of Proceeds; Deferment of Payments; Annual Report; Projection of Benefits and Values; Modified Endowment; Compliance with the Internal Revenue Code

Effect of Policy on Riders Provisions 22

Effect of Riders on Policy Provisions 22

Settlement Options 22

*Page 4 is intentionally blank.

LN667	2a

Summary of Policy Features

This summary is an overview of the important features and operations of your Policy.  It is meant to give you a basic understanding of your Policy.  Specific details regarding these features are only provided in the Policy provisions and cannot fully be described in a summary.  This summary is not a substitute for reading the entire Policy carefully.

Flexible Premium Variable Life Insurance Policy   This title is our generic name for variable universal life insurance.  “Flexible premium” means that you may pay premiums by any method agreeable with us, at any time prior to the younger Insured’s Attained Age 121 and in any amount subject to certain limitations.  It is important to maintain the payment(s) of your Planned Premium, as shown on the Policy Specifications, in order to keep your policy In Force.

The Policy provides for a Fixed Account and Separate Account.  Based on the allocation instructions you provide, we will direct any Net Premium Payment into one or more of these accounts.

The Fixed Account is part of the Company’s general assets, is not subject to market fluctuation and interest is credited subject to a minimum rate.

The investment performance of Separate Account assets is kept separate from the Company's general assets and will fluctuate based on the performance of the Sub-Accounts you invest in.  Please see the Separate Account Provisions and Policy Specifications for more details.

Coverage Duration   The duration of coverage will vary based upon changes in the amount, timing and frequency of your premium payments, changes to the coverage under your Policy and Riders attached to your Policy and the other factors described in the following sections.

Accumulation Value   The Accumulation Value is a key component of your Policy.  Accumulation Value is the total of the Fixed Account, Separate Account, and the Loan Account.  We apply a charge to each premium you pay and then add the balance to the Fixed Account and Separate Account in accordance with your allocation instructions.

On a monthly basis, we deduct the cost of providing the coverage (monthly cost of insurance charge) and the cost of any additional benefits and/or Riders and administrative charges.  This charge is known as the “Monthly Deduction” and is taken from the Fixed Account and any Separate Account in the same proportion as the balances invested in the total of such account(s).

We will deduct a daily Mortality and Expense Risk Charge from each Sub-Account.

We can change these charges based on certain contractually identified factors subject to the maximum guaranteed factors shown in your Policy.  We can also change interest rates credited to this Policy at any time based on certain contractually identified factors subject to a minimum rate.

Simply put, premium, interest additions and positive Separate Account performance increase the Accumulation Value.  Both our charges and negative Separate Account performance decrease the Accumulation Value.  Please refer to your Policy Specifications for additional charges that may apply.  If additions exceed deductions, your Accumulation Value increases; if deductions exceed additions, your Accumulation Value decreases.  If the Surrender Value (Accumulation Value, less surrender charge, less Debt) becomes so small that we cannot take an entire Monthly Deduction, your Policy may terminate; see, however, the “Grace Period” provision and the No-Lapse Enhancement Rider.

LN667	2b

The length of time your policy remains In Force will vary based on changes in the following factors:

•	Frequency, timing or amount of any premium payment(s).
•	Policy changes such as loans, partial surrenders, increases or decreases in Specified Amount and the addition or removal of Riders.
•	Interest Credited to Your Accumulation Value from the Fixed Account.
•	Separate Account Performance.
•	Monthly Cost of Insurance Charges.
•	If the No-Lapse Enhancement Rider is attached to your Policy.

Interest   Interest is a volatile component of your Policy.  Do not assume that interest rates will remain constant for any extended period of time. We may change interest rates at any time on the Fixed Account based on certain contractually identified factors subject to a minimum rate.

Separate Account Performance Separate Account Performance can vary greatly and may increase or decrease on a daily basis, and is not guaranteed.  You are able to select, monitor and change Sub-Account choices to meet your objectives or investment conditions.

No-Lapse Enhancement Rider   Your Policy provides for a No-Lapse Enhancement Rider which can ensure that your coverage will continue even if the Surrender Value is insufficient to cover the Monthly Deductions.  This Policy will not Lapse as long as the rider is In Force and all the requirements of either the No-Lapse Value provision or the Reset Account Value provision are met.  The No-Lapse Value and Reset Account Value are reference values only, and are not used to determine the Accumulation Value or the death benefit of your Policy.  The No-Lapse Value and the Reset Account Value are separate and distinct from the Accumulation Value.  It is not accessible to you, or any Beneficiary, at any time for any purpose.

Note that the length of time the No-Lapse Enhancement Rider will keep your Policy in force may vary based on the factors described in the “Accumulation Value” section of this Summary.  While the rider is actively preventing the Policy from Lapse, sufficient premiums must be paid to meet all requirements of either the No-Lapse Value provision or the Reset Account Value provision.

Please review the No-Lapse Enhancement Rider attached to your Policy for specific details.

Monitoring Your Policy’s Performance   We will send you an Annual Report (Statement of Account) of your Policy to help you monitor your Policy Values and compare it to your objectives when you purchased your Policy.  Ask your life insurance agent to explain anything you do not understand.  You may need to adjust your premiums to achieve your insurance objectives.  You may request from us, at any time while your Policy is In Force, an  in force illustration of future death benefits and Policy Values.  We encourage you to request an in force illustration at least once each Policy Year, subject to the terms of the “Annual Report” provision of this Policy.  We are also available to answer your questions and assist you in making changes to your Policy.

Some Important Things You Should Do

a.    Provide us with any change in your mailing address in a timely manner.

b.    Pay sufficient premiums on time to keep your policy In Force.

c.    Notify us of any change in Beneficiary.

LN667	2c

Policy Specifications

Policy Number SPECIMEN

Insured:	JOHN DOE	Issue Age and Sex:	35 MALE
		Premium Class:	STANDARD TOBACCO

Insured:	JANE DOE	Issue Age and Sex:	32 FEMALE
		Premium Class:	STANDARD TOBACCO

Owner:	PETE MOSS

Initial Specified Amount:	$100,000	Policy Date:	MAY 1, 2016
Minimum Specified Amount:	$100,000	Date of Issue:	MAY 1, 2016
Monthly Anniversary Day:	01
Plan of Insurance:	FLEXIBLE PREMIUM VARIABLE LIFE INSURANCE ON THE LIVES OF TWO INSUREDS

Benefit Selection Option:	20%.

Premium Payments:	Planned Premium: $1,700.00
Premiums payable until the Attained Age 121 of the younger Insured. Additional premium payments may vary by frequency or amount.

Minimum Additional Premium Payment Amount:	$200.00

Payment Mode:	ANNUALLY

Beneficiary:	As named in the application for this policy, unless later changed.

Guaranteed Minimum Fixed Account Interest Rate:	1.0% annual effective rate (0.00272616% daily)

Persistency Bonus Rate:	0.15% annual effective rate (0.01249141% monthly) in Policy Year 21 and thereafter.
Minimum Specified Amount Increase:	$1000 Increases to Specified Amount not allowed after the older Insured reaches Attained Age 85.

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Policy Specifications

Policy Number SPECIMEN
Maximum Number of Specified Amount Increases per Policy Year:	Increases not allowed in Policy Year 1; and 1 in Policy Year 2 and thereafter.
Maximum Number of Specified Amount Decreases per Policy Year:	Decreases not allowed in Policy Year 1; and 1 in Policy Year 2 and thereafter.

Policy Loan Interest Rate Charged:	6.0 % annual effective rate in all Policy Years
Interest Credited to Loan Account Value:	5.0% annual effective rate (0.01336806% daily) in Policy Years 1– 10 and 6.0 % annual effective rate (0.01596536% daily) in Policy Year 11 and thereafter.
Minimum Policy Loan Amount:	$500

Minimum Policy Loan Repayment: Separate Account: Minimum Transfer Amount:	$25 Lincoln Life Flexible Premium Variable Life Account R $50 or the entire value of the Fixed Account or Sub-Account being transferred, whichever is less.
Minimum Remaining Value of the Fixed Account or any Sub-Account(s) After a Transfer:	$100.00 unless the entire value of the Fixed Account or Sub-Account(s) is being transferred

Limitation on Transfers from   Cannot exceed the greater of 25.0 % of the Fixed Account Value as
the Fixed Account:                    of the immediately preceding Policy Anniversary; or the total dollar amount transferred from the Fixed Account in the immediately preceding Policy Year.

Account(s) available from          money market Sub-Account
which to transfer funds for        Fixed Account (may be elected at policy issue only)
Dollar Cost Averaging:

Amount of Partial Surrenders
Must be at least $500.00; and/or not more than 90.0% of the Surrender Value of this policy as of the end of the Valuation Period ending on the Valuation Day on which the request is received in a form acceptable to Us.

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Policy Specifications

Policy Number SPECIMEN

Riders and Rider Charges

Premium Reserve Rider (PRR)
Effective Date:                                                       MAY 1, 2016

The PRR Premium Load and PRR Transfer Load rates shown in the Premium Reserve Rider are revised and the new rates are as follows:

PRR Premium Load
 10% in Policy Years 1 – 5;
 6% in Policy Years 6-10; and
 3 % in Policy Years 11 and thereafter.

PRR Transfer Load
 0% in Policy Years 1 - 10.

Overloan Protection Rider

Minimum Value Threshold:    93.00%
Maximum Value Threshold:   99.00%
Election Charge:    3.00%

Minimum Policy Years In Force:       15

Minimum Attained Age:         75

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Policy Specifications

Policy Number SPECIMEN

No-Lapse Enhancement Rider

Sub-Account for Limited Use:   money market Sub-Account

The credits, charges and expenses below are used only to determine the reference No-Lapse Value under the No-Lapse Enhancement Rider, and are not used to determine the Accumulation Value or death benefit provided by the policy.

No-Lapse Value Premium Credit
We will credit 6.5 % of each premium payment received in Policy Years 1– 3.

No-Lapse Value Premium Load
We will deduct the following No-Lapse Value Premium Load from each premium payment received after Policy Year 3.

 7.0% in Policy Years 4–20; and
 4.0% in Policy Years 21 and thereafter.

No-Lapse Value Monthly Administrative Fee
The No-Lapse Value Monthly Administrative Fee equals (1) plus (2), where:

(1)	is a fee of $10 per month during each Policy Year until the younger Insured’s Attained Age 105; and
(2)
a monthly charge of  0.01768 per $1,000 of the greater of the Initial Specified Amount or the current Specified Amount for the first 120 months from the Policy Date.  The rate used to calculate the monthly charge is based on each Insured’s sex (if applicable), Issue Age, Premium Class, and Benefit Selection Option, if any.

No-Lapse Value Credited Interest:
Younger Insured’s Attained Age	Daily Rate	Annual Effective Rate	Younger Insured’s Attained Age	Daily Rate	Annual Effective Rate
32	0.014020%	5.25%	49	0.013368%	5.00%
33	0.014020%	5.25%	50	0.013368%	5.00%
34 35 36 37 38 39 40 41 42 43 44 45 46 47 48	0.014020% 0.014020% 0.014020% 0.014020% 0.014020% 0.014020% 0.014020% 0.014020% 0.014020% 0.014020% 0.014020% 0.013368% 0.013368% 0.013368% 0.013368%	5.25% 5.25% 5.25% 5.25% 5.25% 5.25% 5.25% 5.25% 5.25% 5.25% 5.25% 5.00% 5.00% 5.00% 5.00%	51 52 53 54 55 56 57 58 59 60 61 62 63 64 65	0.013368% 0.013368% 0.013368% 0.013368% 0.012715% 0.012715% 0.012715% 0.012715% 0.012715% 0.012715% 0.012715% 0.012715% 0.012715% 0.012715% 0.012060%	5.00% 5.00% 5.00% 5.00% 4.75% 4.75% 4.75% 4.75% 4.75% 4.75% 4.75% 4.75% 4.75% 4.75% 4.50%

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Policy Specifications

Policy Number SPECIMEN

No-Lapse Enhancement Rider

No-Lapse Value Credited
Interest (continued):
Younger Insured’s Attained Age	Daily Rate	Annual Effective Rate	Younger Insured’s Attained Age	Daily Rate	Annual Effective Rate
66	0.012060%	4.50%	79	0.012060%	4.50%
67	0.012060%	4.50%	80	0.012060%	4.50%
68 69 70 71 72 73 74 75 76 77 78	0.012060% 0.012060% 0.012060% 0.012060% 0.012060% 0.012060% 0.012060% 0.012060% 0.012060% 0.012060% 0.012060%	4.50% 4.50% 4.50% 4.50% 4.50% 4.50% 4.50% 4.50% 4.50% 4.50% 4.50%	81 82 83 84 85 86 87 88 89 90 91 and after	0.012060% 0.012060% 0.012060% 0.012060% 0.012060% 0.012060% 0.012060% 0.012060% 0.012060% 0.012060% 0.012060%	4.50% 4.50% 4.50% 4.50% 4.50% 4.50% 4.50% 4.50% 4.50% 4.50% 4.50%

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Policy Specifications

Policy Number SPECIMEN

No-Lapse Enhancement Rider

Table of No-Lapse Factors for No-Lapse Value Provision

The monthly No-Lapse Factors below are based on each Insured’s sex (if applicable), Issue Age, Premium Class, and Policy Year and are based upon an actuarial formula that reflects one-alive and both-alive probabilities.  The No-Lapse Factors reflect the amount of the Flat Extra Monthly Insurance Cost if any, and the No-Lapse Value Provision Risk Factor, if any, shown in the Policy Specifications.

The No-Lapse Factors do not reflect any applicable reduction factor as described in the Table of Funding Level Threshold Percentages for the No-Lapse Value Provision shown in the Policy Specifications.

The No-Lapse Factors are used only to determine the reference No-Lapse Cost of Insurance, and are not used in calculating the Accumulation Value or death benefit provided under the policy.

Policy	Monthly	Policy	Monthly	Policy	Monthly	Policy	Monthly
Year	Rate	Year	Rate	Year	Rate	Year	Rate
1	0.02295	2	0.02425	3	0.02633	4	0.02931
5	0.03330	6	0.03873	7	0.04556	8	0.05398
9	0.06503	10	0.07928	11	0.09777	12	0.12199
13	0.15255	14	0.19043	15	0.23527	16	0.28634
17	0.34891	18	0.42599	19	0.51867	20	0.62995

21	0.75975	22	0.91385	23	1.08502	24	1.27023
25	1.47337	26	1.74977	27	2.03043	28	2.35922
29	2.72588	30	3.11963	31	3.54599	32	3.98779
33	4.44799	34	4.94266	35	5.46578	36	6.05964
37	6.70770	38	7.46633	39	8.27279	40	9.13986

41	10.10386	42	11.12727	43	12.25355	44	13.42920
45	14.69395	46	16.00350	47	17.37696	48	18.76167
49	20.17943	50	22.04835	51	24.09652	52	26.08298
53	28.18495	54	30.27977	55	31.99301	56	34.80258
57	37.66639	58	40.63093	59	43.06664	60	43.55909

61	45.78345	62	49.43353	63	54.14700	64	61.36473
65	68.05086	66	74.85371	67	75.18307	68	78.53729
69	84.35466	70	90.63742	71	90.93587	72	90.93587
73	90.93587	74	90.93587	75	90.93587	76	90.93587
77	90.93587	78	90.93587	79	90.93587	80	90.93587

81	90.93587	82	90.93587	83	90.93587	84	90.93587
85	90.93587	86	90.93587	87	90.93587	88	90.93587
89	90.93587

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Policy Specifications

Policy Number SPECIMEN

No-Lapse Enhancement Rider

Table of Funding Level Threshold Percentages for the No-Lapse Value Provision

The monthly Funding Level Threshold Percentages below are based on each Insured’s sex (if applicable), Issue Age, Premium Class, and Policy Year and are based upon an actuarial formula that reflects one-alive and both-alive probabilities.  The Funding Level Threshold Percentages reflect the amount of the Flat Extra Monthly Insurance Cost, if any, and the No-Lapse Value Provision Risk Factor, if any, shown in the Policy Specifications.

On each Monthly Anniversary Day, the monthly No-Lapse Factor is multiplied by the reduction factor of 0.456 if, in the specified Policy Year, the current Funding Level described in the No-Lapse Enhancement Rider exceeds the applicable Funding Level Threshold Percentage.

Policy Year	Threshold Percentage	Policy Year	Threshold Percentage	Policy Year	Threshold Percentage	Policy Year	Threshold Percentage
1	0.00%	2	0.31%	3	0.63%	4	0.97%
5	1.27%	6	1.59%	7	1.93%	8	2.29%
9	2.66%	10	3.05%	11	3.46%	12	3.88%
13	4.31%	14	4.75%	15	5.19%	16	5.64%
17	6.09%	18	6.55%	19	6.99%	20	7.43%

21	7.86%	22	8.63%	23	9.41%	24	10.21%
25	11.03%	26	11.87%	27	12.73%	28	13.61%
29	14.50%	30	15.39%	31	16.29%	32	17.17%
33	18.05%	34	18.95%	35	19.86%	36	20.79%
37	22.46%	38	24.21%	39	26.01%	40	27.88%

41	29.83%	42	31.83%	43	33.89%	44	36.01%
45	38.17%	46	40.35%	47	42.57%	48	44.79%
49	47.02%	50	49.25%	51	51.47%	52	52.49%
53	53.40%	54	54.19%	55	54.83%	56	53.32%
57 61 65 69	55.64% 53.79% 44.03% 14.02%	58 62 66 70	55.71% 52.36% 39.19% 0.00%	59 63 67 71-86	55.40% 50.36% 32.90% 0.00%	60 64 68	54.79% 47.66% 24.71%

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Policy Specifications

Policy Number SPECIMEN

No-Lapse Enhancement Rider

The credit, charges and expenses below are used only to determine the reference Reset Account Value under the No-Lapse Enhancement Rider, and are not used to determine the Accumulation Value or death benefit provided by the policy.

Reset Account Value Premium Load
We will deduct the following Reset Account Value Premium Load from each payment:

 7.0% in Policy Years 1-5;
 4.0% in Policy Years 6-10;
 3.0% in Policy Years 11-20; and
 2.0% in Policy Years 21 and thereafter.

Reset Account Value Monthly Administrative Fee
The Reset Account Value Monthly Administrative Fee consists of a monthly charge of 0.18536 per $1,000 of the greater of the Initial Specified Amount or the current Specified Amount for the first  120   months from the Policy Date.  The rate used to calculate the monthly charge is based on each Insured’s sex (if applicable), Issue Age, Premium Class, and Benefit Selection Option, if any.

Reset Account Value Credited Interest:	0.009425% daily (3.5% annual effective rate) in all Policy Years.

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Policy Specifications

Policy Number SPECIMEN

No-Lapse Enhancement Rider

Table of Reset Factors for Reset Account Value Provision

The monthly Reset Factors below are based on each Insured’s sex (if applicable), Issue Age, Premium Class and Policy Year and are based upon an actuarial formula that reflects one-alive and both-alive probabilities.  The Reset Factors reflect the amount of the Flat Extra Monthly Insurance Cost if any, and the Reset Account Value Provision Risk Factor, if any, shown in the Policy Specifications.

The Reset Factors are used only to determine the reference Reset Account Value Cost of Insurance, and are not used in calculating the Accumulation Value or Death Benefit provided by the Policy.

Policy	Monthly	Policy	Monthly	Policy	Monthly	Policy	Monthly
Year	Rate	Year	Rate	Year	Rate	Year	Rate

1	0.19258	2	0.19269	3	0.19288	4	0.19316
5	0.19353	6	0.19403	7	0.19468	8	0.19550
9	0.19658	10	0.19800	11	0.19986	12	0.20235
13	0.20554	14	0.20959	15	0.21450	16	0.22024
17	0.22743	18	0.23653	19	0.24774	20	0.26160

21	0.27831	22	0.29875	23	0.32241	24	0.34910
25	0.37956	26	0.42159	27	0.46682	28	0.52162
29	0.58553	30	0.65779	31	0.73967	32	0.82856
33	0.92574	34	1.03453	35	1.15318	36	1.29129
37	1.44725	38	1.63473	39	1.84248	40	2.07412

41	2.34031	42	2.63504	43	2.97120	44	3.34247
45	3.76069	46	4.21706	47	4.72176	48	5.25668
49	5.82815	50	6.52786	51	7.31238	52	8.12030
53	8.98081	54	9.85351	55	10.63889	56	11.64601
57	12.60878	58	13.56494	59	14.36772	60	14.66320

61	15.33097	62	16.28571	63	17.50665	64	19.38088
65	21.14011	66	22.93920	67	23.01458	68	23.87011
69	25.38086	70	27.02329	71	28.86973	72	30.87192
73	33.06531	74	35.86064	75	38.75451	76	41.74707
77	44.78250	78	47.96845	79	51.25153	80	54.43006

81	57.53212	82	60.37288	83	64.40724	84	68.18943
85	72.14275	86	76.51397	87	80.57973	88	84.74282
89	90.90909

LN667-1	3a – 7 of 7

Policy Specifications

Policy Number SPECIMEN

Table of Surrender Charges

See Surrender Provisions for an explanation of when this table will be used.

Surrender Charge as of
Policy Year	Beginning of Policy Year

1	$ 6,967.80
2	$6,855.10
3	$6,742.40
4	$6,627.25
5	$6,512.10
6	$6,396.95
7	$6,279.35
8	$6,159.30
9	$6,041.70
10	$5,919.20
11	$5,799.15
12	$4,634.00
13	$3,399.00
14	$2,215.00
15	$1,082.00
16 and thereafter	$0.00

Calculation of Charge for Decrease in Specified Amount
For decreases in Specified Amount, excluding full surrender of this policy, the charge will be calculated as  (1) minus (2), then divided by (3), then multiplied by (4), where:

(1)	is the amount of this decrease plus any prior decreases;

(2)	is the greater of an amount equal to 25% of the Initial Specified Amount or the sum of all prior decreases;

(3)	is the Initial Specified Amount; and

(4)	is the then applicable surrender charge from the Table of Surrender Charges shown above.

However, no charge will be applied under the following circumstances:

a.	where the decrease occurs after the 10th Policy Anniversary of the Initial Specified Amount;

b.	where the decrease is caused by a partial surrender; or

c.	where the decrease plus the sum of all prior decreases does not exceed 25% of the Initial Specified Amount.

LN667-1	3b

Policy Specifications

Policy Number SPECIMEN

Table of Expense Charges and Fees

The following expenses and fees are charged under this policy:

Guaranteed Maximum Premium Load
We will deduct a Premium Load from each premium payment as follows:

10% in Policy Years 1-5;
6% in Policy Years 6-10; and 3% in Policy Years 11 and thereafter.

Cost of Insurance
See the Cost of Insurance provision.

Net Amount at Risk Discount Factor
The Net Amount at Risk Discount Factor is  1.00082954.

Guaranteed Maximum Monthly Administrative Fee
The Monthly Administrative Fee equals (1) plus (2) plus (3), where:

(1)	is a fee of $ 10.00 per month during each Policy Year;
(2)
is a monthly charge of 0.08134 per $1,000 of Initial Specified Amount for the first 120 months from the Policy Date and a monthly charge of 0.02034 per $1,000 of Initial Specified Amount for month  121 until the younger Insured’s Attained Age 121; and

(3)
is a monthly charge per $1,000 for any increase in Specified Amount following the date of increase until the younger Insured’s Attained Age 121.  You will be notified of the additional monthly administrative charge applicable to an increase in Specified Amount.

The rate used to calculate the charges described in (2) and (3) above is based on each Insured’s sex (if applicable), Premium Class, age (Issue Age for the charges in (2) or Attained Age on the date of the increase for the charges in (3)), and the Benefit Selection Option, if any.

Guaranteed Maximum Mortality and Expense Risk ("M&E") Charge Rate

.60% annually in Policy Years 1-10; and
.20% annually in Policy Years 11 and thereafter.

Transfer Fee:

$25 per each transfer request in excess of 24 during any Policy Year.

LN667-1	3c

Policy Specifications

Policy Number SPECIMEN

Table of Guaranteed Maximum Cost of Insurance Rates

The monthly Cost of Insurance rates per $1000 of net amount at risk are based on each Insured’s sex, tobacco status, Issue Age, and the Policy Year but will not exceed the rates shown in the table below in accordance with the 2001 CSO Male/Female, Smoker/Nonsmoker, Ultimate Table, age nearest birthday.  It is determined under an actuarial formula, on file with the insurance supervisory official of the jurisdiction in which the policy is delivered, that reflects one-alive and both-alive probabilities.  The Guaranteed Maximum Cost of Insurance Rates shown in the table below reflect the applicable Risk Factor and/or Flat Extra Monthly Insurance Cost, if any, shown in the Policy Specifications as described in the “Cost of Insurance Rates” provision.

Policy	Monthly	Policy	Monthly	Policy	Monthly
Year	Rate	Year	Rate	Year	Rate

1	0.00020	2	0.00065	3	0.00119
4	0.00187	5	0.00268	6	0.00368
7	0.00483	8	0.00625	9	0.00797
10	0.01012	11	0.01272	12	0.01578
13	0.01951	14	0.02350	15	0.02821

16	0.03426	17	0.04189	18	0.05163
19	0.06354	20	0.07844	21	0.09671
22	0.11820	23	0.14380	24	0.17172
25	0.20467	26	0.24391	27	0.28990
28	0.34554	29	0.41023	30	0.48314

31	0.56559	32	0.65485	33	0.75227
34	0.86123	35	0.97995	36	1.11815
37	1.27415	38	1.46172	39	1.66942
40	1.90090	41	2.16685	42	2.46119
43	2.79686	44	3.16744	45	3.58481

46	4.04014	47	4.54361	48	5.07713
49	5.64705	50	6.34532	51	7.12822
52	7.93424	53	8.79271	54	9.66327
55	10.44634	56	11.45154	57	12.41254
58	13.36705	59	14.16825	60	14.46211

61	15.12880	62	16.08295	63	17.30347
64	19.17741	65	20.93627	66	22.73495
67	22.81018	68	23.66564	69	25.17623
70	26.81840	71	28.66441	72	30.66608
73	32.85884	74	35.65330	75	38.54621

76	41.53771	77	44.57203	78	47.75679
79	51.03861	80	54.21591	81	57.31674
82	60.15639	83	64.18913	84	67.96979
85	71.92150	86	76.29093	87	80.35500
88	83.33333	89	83.33333

LN667-1	3d

Policy Specifications

Policy Number SPECIMEN

Corridor Percentages Table

Death Benefit Qualification Test:  Guideline Premium Test

See the Death Benefit Qualification Test and Death Benefit Proceeds provisions for an explanation of how this table will be used.

Age of the Younger Insured	Corridor Percentage	Age of the Younger Insured	Corridor Percentage

0-40	250%	70	115%
41	243	71	113
42	236	72	111
43	229	73	109
44	222	74	107

45	215	75	105
46	209	76	105
47	203	77	105
48	197	78	105
49	191	79	105

50	185	80	105
51	178	81	105
52	171	82	105
53	164	83	105
54	157	84	105

55	150	85	105
56	146	86	105
57	142	87	105
58	138	88	105
59	134	89	105

60	130	90	123
61	128	91	122
62	126	92	121
63	124	93	120
64	122	94	118

65	120	95	100
66	119	96	100
67	118	97	100
68	117	98	100
69	116	99	100
		100 and later	100

LN667-1	3e

This Page Intentionally Blank

LN667	4

Definitions

Accumulation Value   The sum of (1) the Fixed Account Value plus (2) the Separate Account Value plus (3) the Loan Account Value under this Policy, as described in the “Policy Values” provisions.

Administrator Mailing Address   The Administrator Mailing Address for this Policy is shown on the front cover.

Attained Age (Age)   An Insured’s Issue Age plus the number of completed Policy Years.

Beneficiary   The person(s) or entity(ies) named in the application for this Policy, unless later changed as provided for by this Policy, to whom we will pay the Death Benefit Proceeds upon the Second Death.

Cost of Insurance   The monthly cost of providing life insurance under this Policy.

Date of Issue   The date from which Suicide and Incontestability periods are measured.  The Date of Issue is shown in the Policy Specifications.

Death Benefit Proceeds   The amount payable upon the Second Death as described in the “Death Benefit Proceeds” provision.

Debt   The total amount of any outstanding loans against this Policy, including loan interest accrued but not yet charged.  May also be referred to as “Indebtedness”.

Due Proof of Death   A certified copy of an official death certificate, a certified copy of a decree of a court of competent jurisdiction as to the finding of death, or any other proof of death satisfactory to us.

Fixed Account   An account to which you may allocate Your Net Premium Payments and transfer values.  The Fixed Account is a part of the Company’s general account, and Fixed Account assets are general assets of the Company.  Fixed Account principal is not subject to market fluctuation and interest is credited at a rate not less than the Guaranteed Minimum Fixed Account Interest Rate as shown in the Policy Specifications.

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In Force   Not surrendered or terminated for any reason.

In Writing (Written Request, Written Notice)   With respect to any notice or request to us, this term means a written form satisfactory to us signed by you and received at our Administrator Mailing Address.  With respect to any notice from us to you or any other person, this term means written notice by ordinary mail to such person at the most recent address in our records.

Insureds   The persons whose lives are insured under this Policy.

Issue Age   An Insured’s age nearest birthday on the Policy Date.

Lapse   Terminate without value.

Loan Account   The account in which amounts equal to amounts loaned under this Policy, including charged loan interest, accrue once transferred out of the Fixed Account and Sub-Accounts, as applicable.  The Loan Account is part of our general account.

Monthly Anniversary Day   The day of the month shown in the Policy Specifications when we deduct the Monthly Deduction, or the next Valuation Day if the Monthly Anniversary Day is not a Valuation Day or is nonexistent for that month.

Monthly Deduction   The amount deducted on each Monthly Anniversary Day from the Fixed Account and any Sub-Account(s) for certain expenses and the Cost of Insurance, as described in the Monthly Deduction provision.

Net Premium Payment   The portion of a premium payment, after deduction of the Guaranteed Maximum Premium Load shown in the Table of Expense Charges and Fees in the Policy Specifications, available for allocation to the Fixed Account and/or any of the Sub-Account(s).

1940 Act   The Investment Company Act of 1940, as amended.

Owner   The person(s) or entity(ies) shown in the Policy Specifications who may exercise rights under this Policy, unless later changed as provided for by this Policy.  If no Owner is designated, the Insureds will be the Owners.

Policy Anniversary   The same date (month and day) each Policy Year equal to the Policy Date, or the next Valuation Day if the Policy Anniversary is not a Valuation Day or is nonexistent for that year.

Policy Date   The date (as shown in the Policy Specifications) on which life insurance begins if the necessary Premium has been paid.  This is also the date from which Monthly Anniversary Days, Policy Anniversaries, Policy Months, Policy Years, and premium due dates are determined.

Policy Month   The period from one Monthly Anniversary Day up to, but not including, the next Monthly Anniversary Day.

LN667	6

Policy Specifications   The pages of this Policy which show your benefits, premium, costs, and other Policy information.

Policy Year(s)   Twelve-month periods beginning on the Policy Date up to, but not including, the next Policy Anniversary.

Premium Class   The mortality classification for each Insured under this Policy as shown in the Policy Specifications.

SEC   The Securities and Exchange Commission.

Second Death   The death of the second of the two Insureds to die.

Separate Account   The Separate Account, including the Sub-Account(s) thereunder, to which Net Premium Payments are, or have been allocated, or amounts may be transferred to.  Separate Account assets are not chargeable with the Company's general liabilities.  The investment performance of Separate Account assets is kept separate from the Company's general assets.

Specified Amount   The amount you chose which is used to determine the amount of death benefit and the amount of rider benefits, if any.  The minimum Specified Amount allowable under this Policy and the Specified Amount at issue ("Initial Specified Amount") are shown in the Policy Specifications.  The Specified Amount may be increased or decreased as described in this Policy.

Sub-Account(s)   Divisions of the Separate Account created by the Company to which you may allocate your Net Premium Payments and among which amounts may be transferred.

Surrender Value   The Accumulation Value on the date of surrender or partial surrender, less any Debt, and less any applicable surrender charge shown in the Table of Surrender Charges in the Policy Specifications.

Underlying Fund(s)   The Underlying Funds are the investments within the Sub-Account(s) to which the Net Premium Payments may be allocated.  See “Investments of the Sub-Accounts” provision for additional details.

Valuation Day   Any day on which the New York Stock Exchange is open for business, except a day during which trading on the New York Stock Exchange is restricted or on which an SEC-determined emergency exists or on which the valuation or disposal of securities is not reasonably practicable, as determined under applicable law.

Valuation Period   The period beginning immediately after the close of business on a Valuation Day and ending at the close of business on the next Valuation Day.

Variable Accumulation Unit   A unit of measure used to calculate the value of a Sub-Account as described in the “Variable Accumulation Unit Value” provision.

You, your   The Owner(s).

We, our, us  The Company.

The Contract

Entire Contract   This Policy, the application for this Policy, and any amendment(s), endorsement(s), rider(s), and supplemental application(s) that may be attached are the entire contract between you and us.  All statements made in the application will, in the absence of fraud, be deemed representations and not warranties.  No statement will be used in defense of a claim under this policy unless it is contained in the application and a copy of the application is attached to this Policy when issued.

Changes to Contract Terms Only an authorized Officer of the Company may make or modify the terms of the Policy or any of its amendments, endorsements or riders.  Any such changes must be In Writing in order to be effective.

We reserve the right to make changes in this Policy or to make distributions from this Policy to the extent we deem necessary, in our sole discretion, to continue to qualify this Policy as life insurance.  Any such changes will apply uniformly to all Policies that are affected.  You will be given advance Written Notice of such changes.

Non-Participation   This Policy is not entitled to share in surplus distribution.

Misstatement of Age or Sex   If the date of birth or sex of either Insured is misstated, we will adjust all benefits to the amounts that would have been purchased for the most recent Cost of Insurance charge at the correct Issue Ages and sexes according to the basis specified in the Table of Guaranteed Maximum Cost of Insurance Rates on the Policy Specifications. No adjustment will be made to the Accumulation Value of the Policy.

LN667	7

Incontestability   Except for nonpayment of premium, this Policy will be incontestable after it has been In Force for 2 years from the Date of Issue shown in the Policy Specifications.  This means that we will not use any misstatement in the application to challenge a claim or contest liability after that time.

Any increase in the Specified Amount effective after the Date of Issue will be incontestable only after such increase has been In Force for 2 years.  The basis for contesting an increase in Specified Amount will be limited to material misrepresentations made in the supplemental application for the increase.

If this Policy is reinstated, the basis for contesting after reinstatement will be:
a.	limited for a period of 2 years from the date of reinstatement; and
b.	limited to material misrepresentations made in the reinstatement application.

Ownership

Rights of Owner   While an Insured is living except as provided below and subject to any applicable state law, you may exercise all rights under this Policy including, but not limited to, the right to:
a.	return this Policy under the “Right to Examine this Policy” provision;
b.	surrender this Policy;
c.	agree with us to any change in or amendment to this Policy;
d.	transfer all your rights to another person or entity;
e.	change the Beneficiary (unless you specifically request not to reserve this right);
f.	assign this Policy;
g.	effect a loan;
h.	effect a transfer to or from a Fixed Account or Sub-Account(s);
i. j.	make premium payments that are to be allocated to a Fixed Account or Sub-Account(s); effect a partial surrender; and
k.	effect a reinstatement.

You must have the consent of any assignee recorded with us to exercise your rights under this Policy.  However, you may exercise your rights without the consent of any Beneficiary, subject to any applicable law, if you have reserved the right to change the Beneficiary.

Unless provided otherwise, if you are not one of the Insureds and you die before the Second Death, all of your rights under this Policy will transfer and vest in your executors, administrators or assigns.

Transfer of Ownership   You may transfer all of your rights under this Policy by submitting a Written Request.  You may revoke any transfer prior to its effective date by submitting a Written Request.  A transfer of ownership, or a revocation of transfer, will not take effect until recorded by us.  Once we have recorded the transfer or revocation of transfer, it will take effect as of the date of the latest signature on the Written Request.  Any payment made or any action taken or allowed by us before we record the transfer or revocation of transfer will be without prejudice to us.

On the effective date of transfer, the transferee will become the Owner and will have all the rights and be subject to the limitations of the Owner as described under the “Rights of Owner” provision of this Policy.  Unless you direct us otherwise, with the consent In Writing of any assignee recorded with us, a transfer will not affect the interest of any Beneficiary designated prior to the effective date of transfer.

LN667	8

Some Important Things You Should Do
a.    Provide us with any change in your mailing address in a timely manner.
b.    Pay sufficient premiums on time to keep your policy In Force.
c.    Notify us of any change in Beneficiary.

Assignment   Assignment of this Policy must be In Writing and will be effective when we receive the original assignment or a certified copy of the assignment at our Administrator Mailing Address.  We will not be responsible for the validity or sufficiency of any assignment.  While an assignment is in effect, to the extent provided under the terms of the assignment, an assignment will:
a.	transfer the interest of any designated transferee; and
b.	transfer the interest of any Beneficiary, if you have reserved the right to change the Beneficiary.

Beneficiary

Beneficiary   You may designate more than one Beneficiary.  If you make such a designation, any Death Benefit Proceeds payable will be paid in equal shares to the survivors in the appropriate Beneficiary class, unless you request otherwise In Writing.  If no Beneficiary is alive when the Death Benefit Proceeds become payable or in the absence of any Beneficiary designation, the Death Benefit Proceeds will transfer and vest in you or in your executors, administrators or assigns.

Change of Beneficiary   You may change the Beneficiary by submitting a Written Request.  We must receive your request In Writing while at least one of the Insureds is living.  The Written Request does not need to be signed by the Beneficiary unless you have not reserved the right to change the Beneficiary.  A change of Beneficiary will not take effect until recorded by us.  Once we have recorded the change of Beneficiary, the change will take effect as of the date of the latest signature on the Written Request.  Any payment made or any action taken or allowed by us before we record the change of Beneficiary will be without prejudice to us.

Insurance Coverage and Death Benefit Provisions

Date of Coverage   The dates of coverage under this Policy will be as follows:
a.
For all coverages provided in the original application, the effective date of coverage will be the Policy Date provided the initial premium has been paid and the Policy accepted by you (1) while both Insureds are living and (2) prior to any change in the health of either Insured or any other factor affecting insurability of the Insureds as represented in the application for this Policy.

b.
For any increase, decrease, or addition to coverage, the effective date of coverage will be the Monthly Anniversary Day on or next following the day we approve the application for the increase, decrease, or addition to coverage, and (2) the first month's Cost of Insurance for the increase, if applicable, is deducted as described in the Increase to Specified Amount provision, provided both Insureds are living on such day.

c.	For any insurance that has been reinstated, the effective date of coverage will be the date as described in the “Reinstatement” provision.

Termination of Coverage   All coverage under this Policy terminates on the first of the following to occur:
a.	a full surrender of this Policy;
b.	Second Death; or
c.	failure to pay the amount of premium necessary to avoid termination before the end of any applicable grace period.

No action by us after this Policy has terminated, including any Monthly Deduction made after termination of coverage, will constitute a reinstatement of this Policy or waiver of the termination.  Any such deduction will be refunded.

Death Benefit Proceeds   If both Insureds die while this Policy is In Force, we will pay Death Benefit Proceeds equal to the greater of:
a.	the Specified Amount on the date of the Second Death, less any Debt; or
b.	an amount equal to the Accumulation Value on the date of the Second Death multiplied by the applicable percentage shown in the Corridor Percentages Table in the Policy Specifications, less any Debt.

Simultaneous Death   When the Insureds die within a period of 120 hours of each other, and the order of death is unknown, the amount determined to be payable as a result of their deaths will be divided equally between both Insured’s beneficiaries.  When the surviving Insured and a named beneficiary die within a period of 120 hours of each other, and the order of death is unknown, we shall assume that the beneficiary died before the surviving Insured.

LN667	9

Notice of First Death   Due Proof of the death of the first Insured to die should be given to us as soon after the death occurs as is reasonably possible.

Notice of Claim   You or someone on your behalf must provide us with Due Proof of Death In Writing within 30 days or as soon as reasonably possible after the Second Death.

Income Tax on Death Benefits  This Policy is intended to qualify as life insurance under the Internal Revenue Code so that the Death Benefit Proceeds, not including interest from the date of the Second Death, will not be taxable as income to the Beneficiary(ies).  To do so, the Policy must qualify under one of two tests, the Cash Value Accumulation Test or the Guideline Premium Test as those are defined in the Internal Revenue Code Section 7702.  The Death Benefit Qualification Test for this Policy is shown in the Policy Specifications and cannot be changed.  Unless you elect otherwise when applying for this Policy, the Death Benefit Qualification Test is the Guideline Premium Test.

Suicide   If either Insured commits suicide, whether sane or insane, within 2 years from the Date of Issue, the Death Benefit Proceeds will be limited to a refund of premiums paid less any Debt and partial surrenders.

If either Insured commits suicide, whether sane or insane, within 2 years from the date of any increase in the Specified Amount, the Death Benefit Proceeds with respect to such increase will be limited to a refund of the monthly charges for the cost of such additional insurance and the amount of insurance will be based on the Specified Amount before such increase was made, provided that the increase became effective at least 2 years from the Date of Issue of this Policy.

Method of Payment  Upon the Second Death while the Policy is In Force, Death Benefit Proceeds may be paid in a lump sum or left with us for payment under a settlement option that we make available.

Interest on Death Benefit  We will pay interest on any Death Benefit Proceeds payable only as required by applicable law.

Continuation of Coverage After Younger Insureds’ Attained Age 121   Unless otherwise agreed to by you and us, if at least one Insured is still living when the younger Insured reaches Attained Age 121 and this Policy is still In Force at that time, the Separate Account Value will be transferred to the Fixed Account on the next Policy Anniversary Day after the younger Insureds’ Attained Age 121, no further premium payments will be allowed and we will:
a.	continue to credit interest to the Fixed Account as described in the “Interest Credited Under Fixed Account” provision;
b. c.	no longer charge Monthly Deductions under this Policy; continue to charge loan interest; and
d.	continue this policy In Force until it is surrendered or the Death Benefit Proceeds become payable.

This provision will not continue any rider attached to this Policy beyond the date for such rider's termination, as provided in the rider.

With regards to the changes in benefits detailed under this “Continuation of Coverage After Younger Insureds’ Attained Age 121” provision, there is some uncertainty whether this Policy would continue to qualify as life insurance in the year the younger Insured reaches Attained Age 121. There is some uncertainty whether you would be viewed as constructively receiving the Accumulation Value at any time when the Policy’s Accumulation Value is equal to the death benefit. You should consult a tax advisor concerning these issues.

LN667	10

Changes in Insurance Coverage

Upon your Written Request while the Insureds are living, the insurance coverage may be changed as described in this section.

Changes in insurance coverage will be effective on the Monthly Anniversary Day on or next following the date of approval by us of the request for the change, unless another date acceptable to us is requested.

Increases In Specified Amount   The Specified Amount may be increased subject to your providing us with evidence of insurability satisfactory to us.  There is a minimum as to how much it may be increased and a maximum number of times it may be increased.  The Maximum Number of Specified Amount Increases per Policy Year and the Minimum Specified Amount Increases are shown on the Policy Specifications. If you increase the Specified Amount, there will be additional Surrender Charges in the event you request a surrender of the Policy.  Please refer to the “Surrender Charge for Full Surrender” provision of this Policy.  Other charges, such as the Cost of Insurance and other charges that are calculated based on the Policy’s Specified Amount will also be increased.

Decreases in Specified Amount   A decrease in Specified Amount may be made subject to the Maximum Number of Specified Amount Decreases per Policy Year shown in the Policy Specifications. The Specified Amount may not be decreased below the Minimum Specified Amount shown in the Policy Specifications.  A decrease in Specified Amount will apply first against insurance with the most recent effective date, with the Initial Specified Amount at issue being the last to be decreased.  At least 12 months must elapse after an increase before a decrease in Specified Amount can be made.   If you choose to decrease the Specified Amount, a surrender charge, based on the Table of Surrender Charges shown in the Policy Specifications, will be applied as described in Surrender Provisions under “Charge for Decrease in Specified Amount.”  Please note that we will not allow a decrease in Specified Amount below the minimum Specified Amount required amount to maintain the qualification of this Policy as life insurance under the Internal Revenue Code.

Premium Class Changes   Premium Class changes (such as a change in tobacco user status) may occur upon your request at any time after the first Policy Year, subject to satisfactory evidence of insurability, and prior to the younger Insureds’ Attained Age 121.

Change of Plan  With our consent and in accordance with this provision, you may split this Policy into two individual permanent life insurance policies then being issued by us, one on the life of each Insured, upon occurrence of any of the following Change of Plan Events:
a.
The Internal Revenue Code is changed resulting in (a) the repeal of the unlimited marital deduction provision; or (b) a reduction of at least 50% of the tax rate in the maximum federal estate bracket in effect on the Policy Date;

b.	The final annulment or divorce decree dissolving the Insureds’ marriage; or
c.	The Insureds’ business is legally dissolved.

Such Policy split is subject to all of the following conditions:
a.	Both Insureds are living and this Policy is In Force at the time of the Change of Plan Event noted above;
b.	The request by all Owners to exercise this option must be In Writing;
c.
The existence of a Change of Plan Event must be received at the Administrator Mailing Address on or within 6 months of either of the Change of Plan Events described in items a. and c. above or on or within 24 months of the Change of Plan Event described in item b. above.  If there is an assignment on this Policy, the assignee must consent, In Writing, to the exchange;

d.
Under Change of Plan Event item b. described above, the Insureds may not be remarried to each other as of the date the new Policy takes effect, and the Policy split may not become effective on or within 24 months following final annulment or legal divorce.  In the event of divorce, You must provide a certified copy of the final divorce decree and any other documents we may require;

e.	Under Change of Plan Event item c. described above, evidence of insurability satisfactory to us is required;
f.	Each proposed Owner must have an insurable interest in the lives of the Insureds on his or her Policy;
g.	The Specified Amount and the Surrender Value of this Policy will be split equally and allocated to each individual Policy. One half of any outstanding loan will apply to each new Policy;
h.	Any riders attached to your Policy will terminate upon exercise of this Change of Plan provision; and
i.	Any other requirements as determined by us are met.

The new Policies will not take effect until the date all such requirements are met.  When the new Policies are effective, this Policy shall terminate.  The premium for each new Policy is determined according to our rates then in effect for that Policy based on each Insured’s then Attained Age, sex and Premium Class, if available.  If either Insured’s Premium Class is not available on a single-life basis, the new Policy for that Insured cannot be issued unless satisfactory evidence of insurability is provided for a Premium Class that is available.

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Premium and Allocation Provisions

Payment of Premiums   The initial premium is due on the Policy Date and is payable on or before delivery of this Policy.  All subsequent premium payments may be made at any time before the younger Insureds’ Attained Age 121 and in any amount, subject to the following provisions, unless otherwise agreed to In Writing by us, however sufficient premium must be paid to keep this Policy In Force.  Please see “Planned Premiums” provision.

Planned Premiums   You choose how much premium you will pay and the frequency of such payments (the “Planned Premiums”). The Planned Premium you elected is shown in the Policy Specifications. You may change the amount and frequency of premium payments.  Changes in the amounts or frequency of such payments are subject to our approval.  Any change in the planned premiums may impact the Policy values and benefits.  We will send premium reminder notices for the amounts and frequency of payments you establish.  We reserve the right to stop sending reminder notices if no premium payment is made within 2 Policy Years.

Additional Premiums   You may make additional premium payments in an amount no less than the Minimum Additional Premium Payment amount as shown on the Policy Specifications at any time before the younger Insured reaches the Attained Age 121.  We reserve the right to limit the amount or frequency of any such additional premium payments in accordance with the “Compliance with the Internal Revenue Code” provision and the “Modified Endowment” provision. We also reserve the right to require evidence of insurability satisfactory to us for any premium payment that would result in an immediate increase in the difference between the Accumulation Value and the Specified Amount.  If evidence of insurability is not received, the premium, or any portion of the premium, may be returned. Any additional payment we receive will be applied as premium and not to repay any outstanding loans, unless you instruct us otherwise In Writing.

Premium Refund at Second Death   Any premium paid after the Second Death will be refunded as part of the Death Benefit Proceeds, unless you request otherwise prior to such payment.

Premium Allocation Instructions   You must provide us with premium allocation instructions In Writing, or some other method previously authorized by us.  These instructions direct how the Net Premiums will be allocated between the Fixed Account and/or Sub-Accounts under this policy.  One hundred percent of each Net Premium Payment must be allocated to these accounts.  Allocations must be made in whole percentages.

All Net Premium Payments received before the end of the Right to Examine Period will be allocated as described in the ”Right to Examine this Policy” provision.

Subsequent Net Premium Payments will be allocated on the same basis as the most recent Net Premium Payment unless you instruct us otherwise In Writing, or in some other method previously authorized by us.

Optional Sub-Account Allocation Programs

Program Participation   You may elect to participate in programs providing for Dollar Cost Averaging or Automatic Rebalancing. Transfers made in conjunction with either of these programs do not count against the free transfers available.

We reserve the right to modify the terms and conditions of, or suspend, these programs upon ninety (90) days advance Written Notice to you.

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Dollar Cost Averaging   Dollar Cost Averaging systematically transfers specified dollar amounts during the first Policy Year from the account(s) specified by you.  The account(s) available from which to transfer funds for Dollar Cost Averaging are shown in the Policy Specifications.  Transfer allocations may be made to 1 or more of the other Sub-Account(s) on a monthly basis.   Allocations may not be made to the same account from which funds are to be transferred.  Dollar Cost Averaging terminates automatically:
a.	if the value in the account(s) specified by you is insufficient to complete the next transfer;
b.	7 calendar days after We receive your request for termination of Dollar Cost Averaging In Writing, or electronically, if adequately authenticated;
c.	on the first Policy Anniversary; or
d.	if Your Policy is surrendered.

Automatic Rebalancing   Automatic Rebalancing periodically restores the percentage of Accumulation Value allocated to the Fixed Account and to each Sub-Account to a level pre-determined by you.  The pre-determined level is the allocation initially selected at the time of application, until changed by you. If Automatic Rebalancing is elected, all Net Premium Payments allocated to the Fixed Account and Sub-Accounts will be subject to Automatic Rebalancing.  Automatic Rebalancing will occur on a quarterly basis.  If Dollar Cost Averaging is also elected, the first rebalancing will occur after the Dollar Cost Averaging process terminates.

Grace Period, Continuation of Insurance and Reinstatement Provisions

Grace Period   This Policy will enter the grace period if on any Monthly Anniversary Day the Surrender Value is less than the required Monthly Deduction due on the Monthly Anniversary Day for the current Policy Month.

We allow a grace period of 61 days, beginning on the Monthly Anniversary Day for payment of sufficient Net Premium Payment sufficient to maintain coverage for three Policy Months (this would include the cost of Monthly Deductions due and unpaid during the grace period plus an amount sufficient to restore the Surrender Value to cover the cost of the Monthly Deduction due on the Monthly Anniversary Day immediately following the end of the grace period).  If the total amount paid to Us during the grace period is not sufficient, all coverage under this Policy will Lapse.  However a greater amount will be accepted, as additional premium will be due after the end of this period to maintain coverage for additional Policy Months.

We will send a Written Notice to you and to any assignee of record at least 31 days before the end of the grace period.  The notice will state the amount of premium as noted above.  All coverage under this Policy will Lapse if you do not pay this amount on or before 61 days beginning on the date this Policy enters the grace period.  If the Second Death occurs within the grace period, we will deduct any overdue Monthly Deductions from the Death Benefit Proceeds.

As described in the “Loan” provisions, Debt reduces Surrender Value.  Any increase in Debt, including loan interest due but not yet charged, may reduce the Surrender Value, and cause this Policy to enter the grace period.

Continuation of Insurance   If premiums are discontinued on any date, the Surrender Value on that date will be used to provide insurance under this provision. This Policy and all Amendments, Endorsements, and Riders will continue In Force according to the terms of the Policy and any Amendments, Endorsements and Riders, for as long as the Surrender Value is sufficient to cover the Monthly Deduction. If the Surrender Value is insufficient, the Policy will terminate according to the “Grace Period” provision.

Reinstatement   If this Policy has Lapsed as described in the “Grace Period” provision, you may reinstate this Policy within 5 years from the date of Lapse provided:
a.	this Policy has not been surrendered;
b.	the Second Death has not occurred since the date of Lapse;
c.
you submit an application for reinstatement In Writing with respect to (i) both Insureds if the Lapse occurred while both Insureds were alive; or (ii) the surviving Insured if Lapse occurred after the death of one of the Insureds;

d.	you submit evidence of insurability satisfactory to us In Writing;
e. f.
you pay premium equal to the Monthly Deductions due and unpaid during the grace period;
you pay enough premium to keep this Policy and any reinstated riders In Force for at least 2 months after the date of reinstatement; and

g.	any accrued loan interest is paid, and any remaining Debt is either paid or reinstated.

The reinstated Policy will be effective as of the Monthly Anniversary Day on or next following the date on which we approve the application for reinstatement.  At the time of reinstatement, the surrender charge will be based on the duration from the original Policy Date as though this Policy had never Lapsed.

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Policy Values Provisions

This policy provides Policy Values which may be available to you for partial surrender, policy loans or upon surrender.  They are also used to calculate your Death Benefit Proceeds.  The following provisions describe how these values are calculated.

Accumulation Value   The Accumulation Value of this Policy is the sum of the Fixed Account Value, Separate Account Value, and Loan Account Value.  Each of these is defined below.

At any point in time, we adjust the Accumulation Value by:
a. adding the amount of Net Premium Payments made.
b.	subtracting the amount of any partial surrenders.
c.	adding any increases or subtracting any decreases as a result of market performance in the Sub-Account(s).
d.	adding interest credited under the Fixed Account and Loan Account.
e.	adding Persistency Bonuses, if any.
f.	subtracting Monthly Deductions.
g.	subtracting all other expenses and fees as shown in the Table of Expense Charges and Fees in the Policy Specifications.

Separate Account Value   The Separate Account Value, if any, with respect to this Policy, for any Valuation Period is equal to the sum of the then stated values of all Sub-Account(s) under this Policy.  The stated value of each Sub-Account is determined by multiplying a. the number of Variable Accumulation Units, if any, credited or debited to such Sub-Account with respect to this Policy by b. the Variable Accumulation Unit Value of the particular Sub-Account for such Valuation Period.

Variable Accumulation Unit Value   Net Premium Payments, or portions thereof, allocated, or amounts transferred, to each Sub-Account are converted into Variable Accumulation Units by dividing the amount allocated or transferred by the unit value of the applicable Sub-Account on the date of the conversion.

 The Variable Accumulation Unit Value for a Sub-Account for any Valuation Period after the inception of the Sub-Account is equal to a. minus b., divided by c., where:

a.
Is the total value of Underlying Fund shares held in the Sub-Account, (calculated as (a) the number of Underlying Fund shares owned by the Sub-Account at the beginning of the Valuation Period multiplied by (b) the net asset value per share of the Underlying Fund at the end of the Valuation Period, plus (c) any dividend or other distribution of the Underlying Fund made during the Valuation Period);

b.
Is the liabilities of the Sub-Account at the end of the Valuation Period.  Such liabilities include a daily charge imposed on the Sub-Account and may also include a charge or credit with respect to any taxes paid or reserved for by the Company that we determine result from the operations of the Separate Account; and

c.	Is the number of Variable Accumulation Units for that Sub-Account outstanding at the beginning of the Valuation Period.

The daily charge imposed on a Sub-Account for any Valuation Period is equal to the M&E charge described in the “Mortality and Expense Risk ("M&E") Charge” provision, multiplied by the number of calendar days in the Valuation Period.  The Variable Accumulation Unit value may increase or decrease from Valuation Period to Valuation Period.

Mortality and Expense Risk ("M&E") Charge   We will subtract a mortality and expense risk ("M&E") charge from each Sub-Account at the end of each Valuation Period.  This charge will not exceed the following:

a.	the Guaranteed Maximum Mortality and Expense Risk Daily Charge Rate;
b. c.	multiplied by the value of the Sub-Account; and multiplied by the number of calendar days in the Valuation Period.

The rate used to calculate this charge is guaranteed not to exceed the Guaranteed Maximum M&E Charge Rate shown in the Table of Expense Charges and Fees in the Policy Specifications.

Fees Associated with the Underlying Funds   Underlying Fund operating expenses may be deducted by each Underlying Fund as set forth in its prospectus.

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Fixed Account Value   At any point in time, we adjust the Fixed Account Value by:
a.	adding the amount of the Net Premium Payments allocated or other amounts transferred to the Fixed Account.
b.	subtracting the amount of any transfer from the Fixed Account.
c.	subtracting any portion of the Monthly Deduction deducted for the current Policy Month.
d.	subtracting any portion of a partial surrender.
e. f. g. h.
subtracting any portion of the surrender charges due to any decrease in Specified Amount.
adding any portion of Fixed Loan interest crediting.
adding any portion of the Persistency Bonus applied.
adding daily interest credited.

Interest Credited Under Fixed Account   We will credit interest to the Fixed Account daily. The interest rate applied to the Fixed Account will be no less than the Guaranteed Minimum Fixed Account Interest Rate shown in the Policy Specifications.  Interest in excess of the guaranteed rate may be applied as determined by us.  Such interest is referred to in this Policy as excess interest and is not guaranteed.  Interest will begin to accumulate as of the date the Net Premium or any value is directed to the Fixed Account.

Loan Account Value   The Loan Account Value, if any, with respect to this Policy, is the amount of any outstanding loan(s), including any interest charged on the loan(s), less any amounts as described under “Loan Repayment” provision taking into account the amounts described in the “Interest Credited Under Loan Account” provision.

Interest Credited Under Loan Account   We will credit interest to the Loan Account daily.  The interest rate applied to the Loan Account is shown in the Policy Specifications.  Such loan interest amount will be transferred on each Monthly Anniversary Day on the same basis as the most recent Net Premium Payment allocations.

Persistency Bonus  Beginning with the Policy Year shown in the Policy Specifications and on each Monthly Anniversary Day thereafter, we will add a Persistency Bonus to the Fixed Account and any of the Sub-Account(s) in the same proportion as the balances invested in the total of such account(s) as of the date the Persistency Bonus is added.  The Persistency Bonus for a Policy Month equals:
a.	the Persistency Bonus Rate shown in the Policy Specifications;
b.	multipled by the Fixed Account Value plus the Separate Account Value.

Monthly Deduction   Each month, beginning with the Policy Date and on each Monthly Anniversary Day thereafter, we will subtract the the Monthly Deduction from the Fixed Account and any Sub-Account(s) in the same proportion as the balances invested in the total of such account(s) as of the date on which the deduction is made.

The Monthly Deduction for a Policy Month equals:
a.	the Monthly Administrative Fee as described in the Table of Expense Charges and Fees in the Policy Specifications;
b. c.	adding the Cost of Insurance as described in the “Cost of Insurance” provision; and adding the monthly cost of any supplemental riders and optional benefits.

The Monthly Administrative Fee is guaranteed not to exceed the Guaranteed Maximum Monthly Administrative Fee as described in the Table of Expense Charges and Fees in the Policy Specifications.

Cost of Insurance The monthly Cost of Insurance under this policy will be equal to a., multiplied by the result of b. minus c., where:
a.	is the Cost of Insurance rate as described in the “Cost of Insurance Rates” provision;
b. c.
is the death benefit at the beginning of the Policy Month, divided by the Net Amount at Risk Discount  Factor shown in the Policy Specifications, divided by 1,000; and
is the Accumulation Value at the beginning of the Policy Month after the deduction of the Monthly Administrative Fee but prior to the deduction for the monthly Cost of Insurance, divided by 1,000.

Cost of Insurance Rates   The monthly Cost of Insurance Rates are determined by us.  The Cost of Insurance Rates will not exceed the amounts described in the Policy Specifications.  We may use rates lower than the guaranteed maximum rates. We will never use higher rates.

If either Insured is in a rated Premium Class, the monthly Cost of Insurance rates equal:

a.           the then current Cost of Insurance rate;

b.           multiplied by the Risk Factor, if any, shown in the Policy Specifications; and

c.           adding the applicable Flat Extra charge, if any, shown in the Policy Specifications.

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Changes in Rates and Charges   Subject to the maximums and guarantees shown in the Policy Specifications, we may change the rates and charges that apply to your Policy.  Among the rates and charges that can change are the monthly Cost of Insurance Rates, excess interest rates credited to the Fixed Account, mortality and expense charges and administrative fees.  We will base any change on our future expectations as to future mortality, investment earnings, persistency, expenses (including taxes), capital and reserve requirements.  Please note that any change in Cost of Insurance Rates will apply to all individuals of the same Premium Class as the Insureds and we will not make any changes to the Cost of Insurance Rates in order to distribute past gains or recoup past losses.

Basis of Values   The Cost of Insurance rates are guaranteed to be no greater than those described in the Table of Guaranteed Maximum Cost of Insurance Rates as shown in the Policy Specifications.  All Policy values are at least equal to those required by the jurisdiction in which this Policy is delivered.  If required, a detailed statement of the method of computing values has been filed with the insurance supervisory official of that jurisdiction.
Separate Account Provisions

Separate Account   You may allocate your Net Premium Payments and Accumulation Value (except for Loan Account Value) to the Sub-Account(s), which are divisions of the Separate Account shown in the Policy Specifications.  The Separate Account was established by a resolution of Our Board of Directors as a "separate account" under the insurance law of our state of domicile. The Separate Account under which there are Sub-Accounts is registered as a unit investment trust under the 1940 Act.  The assets of the Separate Account (except assets in excess of the reserves and other contract liabilities of the Separate Account) will not be chargeable with liabilities arising out of any other business conducted by us.  The income, gains or losses from the Separate Account’s assets will be credited or charged against the Separate Account without regard to the income, gains or losses of the Company.  Separate Account assets are owned and controlled exclusively by us, and we are not a trustee with respect to such assets.

We may change the investment policy of the Separate Account at any time. If required by the Insurance Commissioner, we will file any such change for approval with the Department of Insurance in our state of domicile, and in any other state or jurisdiction where this Policy is issued.

Sub-Accounts   The Separate Account is divided into Sub-Accounts.  The assets of each Sub-Account will be invested fully and exclusively in shares of the appropriate Underlying Fund for such Sub-Account. The investment performance of each Sub-Account will reflect the investment performance of the appropriate Underlying Fund.  For each Sub-Account, we will maintain Variable Accumulation Units as a measure of the investment performance of the Underlying Fund shares held in such Sub-Account. We may add or delete Sub-Accounts at any time.

Investments of the Sub-Accounts   All amounts allocated or transferred to a Sub-Account will be used to purchase shares of the appropriate Underlying Fund.  Each Underlying Fund will at all times be registered under the 1940 Act as an open-end management investment company.  After due consideration of appropriate factors, we may eliminate or substitute Underlying Funds in accordance with the “Underlying Fund Withdrawal and Substituted Securities” provision.  Any and all distributions made by an Underlying Fund will be reinvested in additional shares of that Underlying Fund at net asset value.  Deductions by us from a Sub-Account will be made by redeeming a number of Underlying Fund shares at a net asset value equal in total value to the amount to be deducted.

Investment Risk   Underlying Fund share values fluctuate, reflecting the risks of changing economic conditions and the ability of an Underlying Fund's investment adviser or sub-adviser to manage that Underlying Fund and anticipate changes in economic conditions.  You bear the entire investment risk of gain or loss of the Separate Account assets under this Policy.

Underlying Fund Withdrawal and Substituted Securities   If a particular Underlying Fund ceases to be available for investment, or if we determine that further investment in a particular Underlying Fund is not appropriate in view of the purposes of the Separate Account (including without limitation that it is not appropriate in light of legal, regulatory or Federal income tax considerations), we  may withdraw that particular Underlying Fund as a possible investment under the Separate Account and may substitute shares of a new or different Underlying Fund for shares of the withdrawn Underlying Fund.  We will obtain any necessary regulatory or other approvals prior to taking this action.  We may make appropriate endorsements to this Policy to the extent reasonably required to reflect any withdrawal or substitution.

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Transfer Privilege Provisions

Transfer Privilege   At any time while this Policy is In Force, other than during the Right to Examine Period, you have the right to transfer amounts among the Fixed Account and Sub-Account(s) then available under this Policy, subject to the “Rights of Owner” provision.  All such transfers are subject to the following:

a.
Transfers may be made In Writing, or electronically, if internet or telephone transfers have been previously authorized In Writing, subject to our consent.  Our consent is revocable upon Written Notice to you.

b.
Transfer requests must be received in a form acceptable to us at the Administrator Mailing Address prior to the time of day set forth in the prospectus and on a Valuation Day in order to be processed as of the close of business on the date the request is received; otherwise, the transfer will be processed on the next Valuation Day.

c.	We will not be responsible for (1) any liability for acting in good faith upon any transfer instructions given by internet or telephone, or (2) the authenticity of such instructions.

d.	A single transfer request, made either In Writing or electronically, may consist of multiple transactions.

e.	The amount being transferred may not exceed the maximum transfer amount limit, if any then in effect as established by an Underlying Fund to which you have premium allocated.

f.	The amount being transferred may not be less than the Minimum Transfer Amount shown in the Policy Specifications unless the entire value of the Fixed Account or Sub-Account is being transferred.

g.
Any value remaining in the Fixed Account or a Sub-Account following a transfer may not be less than the Minimum Remaining Value of the Fixed Account or any Sub-Account(s) After a Transfer as shown in the Policy Specifications.

h.
Transfers involving Sub-Accounts will reflect the purchase or cancellation of Variable Accumulation Units having an aggregate value equal to the dollar amount being transferred to or from a particular Sub-Account. The purchase or cancellation of such units will be made using Variable Accumulation Unit Values of the applicable Sub-Account for the Valuation Period during which the transfer is effective. Transfers involving Sub-Accounts will be subject to such additional terms and conditions as may be imposed by the corresponding Underlying Funds.

Transfer Fees   We reserve the right to charge a fee for each transfer request in excess of the Policy Year’s maximum number of transfers as shown in Policy Specifications. The Transfer Fee is guaranteed not to exceed the Guaranteed Maximum Transfer Fee shown in the Table of Expense Charges and Fees of the Policy Specifications. Transfer fees may be deducted on a pro-rata basis from the Fixed Account and/or Sub-Account(s) from which the transfer is being made. We further reserve the right to charge any additional fee assessed by an Underlying Fund in connection with any transfer.

Transfers from the Fixed Account   Transfers from the Fixed Account will not be made prior to the first Policy Anniversary except as provided under the Dollar Cost Averaging or Automatic Rebalancing programs.  The amount of all transfers in any Policy Year will not exceed the amount shown under the Limitations on Transfers from the Fixed Account in the Policy Specifications.

Transfers From a Sub-Account   Transfers which request that amounts be transferred from one or more Sub-Account(s) may be:
a.	refused if the Underlying Fund refuses a transfer request from us; or
b.	restricted or prohibited, based upon instructions received from the Underlying Fund as a result of the review of information about your trading activity which we have provided to the Underlying Fund.

Change of Terms and Conditions   We reserve the right to change the terms and conditions of the “Transfer Privilege” provisions in response to changes in legal or regulatory requirements.  Further, we reserve, at our sole discretion, the right to limit or modify transfers that may have an adverse effect on other Policy Owners.  Transfer rights may be restricted in any manner or terminated until the beginning of the next Policy Year if we determine that your use of the transfer right may disadvantage other Policy Owners.

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Surrender Provisions

Surrender   You may surrender this Policy for its Surrender Value while this Policy is In Force and at least one of the Insureds is living.  Surrender of this Policy is effective on the Valuation Day we receive both this Policy and your Written Request for surrender.  All coverage under this Policy will terminate upon surrender for its Surrender Value.

The Surrender Value will be paid in a lump sum unless you choose a settlement option we make available.  Any deferment of payments will be subject to the “Deferment of Payments” provision.

Surrender Charges   If you request either a full surrender of this Policy or a decrease in Specified Amount, a charge will be assessed based on the Table of Surrender Charges shown in the Policy Specifications, subject to the conditions described in the provisions below.

Charge for Decrease in Specified Amount   For decreases in Specified Amount, excluding full surrender of this Policy, the charge, if any, will be calculated as shown in the Table of Surrender Charges in the Policy Specifications.

The amount of any charge for a decrease in Specified Amount will be deducted from the Fixed Account and any Sub-Account(s) in the same proportion as the balances invested in the total of such account(s) as of the date on which the deduction is made.

We may limit requests for decreases in Specified Amount to the extent there is insufficient Surrender Value to cover the necessary charges.

Surrender Charge for Full Surrender   Upon full surrender of this Policy, the surrender charge equals:

a.	the entire amount shown in the Table of Surrender Charges in the Policy Specifications;
b.	multiplied by one minus the percentage of Initial Specified Amount for which a surrender charge was previously assessed, if any.

In no event will the charge assessed upon a full surrender exceed the then current Accumulation Value less any Debt.

A new schedule of surrender charges will apply with respect to each increase in Specified Amount.  For purposes of calculating charges for full surrenders of, or decreases in, such increased Specified Amounts, the amount of the increase will be considered a new "Initial Specified Amount ".

Partial Surrender (i.e. Withdrawal)   A partial surrender may be made from this Policy on any Valuation Day while this Policy is In Force.  You must request the partial surrender In Writing, or electronically with our consent.  Our consent is revocable upon Written Notice to you.  Any deferment of payment of a partial surrender will be subject to the “Deferment of Payments” provision.

The amount of the partial surrender requested is subject to the Amount of Partial Surrenders as shown in the Policy Specifications.

The Specified Amount remaining after the partial surrender must be greater than the Minimum Specified Amount shown in the Policy Specifications.  The amount of the partial surrender will be withdrawn from the Fixed Account and/or Sub-Account(s) in the same proportion as the balances invested in the total of such account(s) as of the date on which the deduction is made.

Any surrender from Sub-Account(s) will result in the cancellation of Variable Accumulation Units which have an aggregate value on the date of the surrender equal to the total amount by which each Sub-Account is reduced.  The cancellation of such units will be based on the Variable Accumulation Unit Value of each Sub-Account determined at the close of the Valuation Period during which the surrender is effective.

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Effect of Partial Surrenders on Accumulation Value and Specified Amount   As of the end of the Valuation Day on which there is a partial surrender, the Accumulation Value will be reduced by the amount of the partial surrender.

The Death Benefit Proceeds will be reduced.  The Specified Amount may also be reduced, and if applicable, the amount of the reduction will be equal to the greater of:
an amount equal to the amount of the partial surrender minus the greater of i) zero or ii) the result of [(1) minus (2)] divided by (3), where:
a.	zero; or
b.
(1)
is an amount equal to the Accumulation Value on the Valuation Day immediately prior to the partial surrender multiplied by the applicable percentage shown in the Corridor Percentages Table in the Policy Specifications;

(2)	is the Specified Amount immediately prior to the partial surrender; and
(3)	is the applicable percentage shown in the Corridor Percentages Table in the Policy Specifications.
(1)
is an amount equal to the Accumulation Value on the Valuation Day immediately prior to the partial surrender multiplied by the applicable percentage shown in the Corridor Percentages Table in the Policy Specifications;

(2)	is the Specified Amount immediately prior to the partial surrender; and
(3)	is the applicable percentage shown in the Corridor Percentages Table in the Policy Specifications.

Loan Provisions

Loans  If this Policy has Surrender Value available, we will grant a loan against the Policy provided:
a.	a loan agreement is properly executed; and
b.	you make a satisfactory assignment of this Policy to us.

A loan may be for any amount up to the then current Surrender Value.  We reserve the right to limit the amount on any loan to 90% of the current Surrender Value.  The amount borrowed will be paid within 7 calendar days of our receipt of such request, except as specified in the “Deferment of Payments” provision.

Surrender Value enhancements provided under any Rider that may be attached to your Policy are not included in the amounts available for a loan.

The Minimum Loan Amount is shown in the Policy Specifications.  We reserve the right to modify this amount in the future.  We will withdraw  an amount equal to the Fixed Loan from the Fixed Account and/or the Sub-Account(s) in the same proportion as the balances invested in the total of such account(s).

Loan Account   An amount equal to the amount of any loan will be transferred out of the Fixed Account and/or Sub-Account(s) as described above.  Such amount will become part of the Loan Account Value.  The outstanding loan balance at any time includes accrued interest on the loan.  Interest will be credited to the Loan Account as described in the “Interest Credited Under Loan Account” provision.

Loan Repayment   Debt may be repaid at any time during the lifetime of either Insured.  The minimum loan repayment is the Minimum Loan Repayment Amount shown in the Policy Specifications or the amount of the outstanding Debt, if less.  The Loan Account Value will be reduced by the amount of any loan repayment.  Any repayment of Debt, other than loan interest, will be allocated to the Fixed Account and/or Sub-Account(s) on the same basis as the most recent Premium Allocation Instructions.

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Interest Rate Charged on Loan Account   Interest charged on the Loan Account will be at an annual rate as shown in the Policy Specifications, payable in arrears.  Interest charged on the Loan Account accrues daily and is payable annually on each Policy Anniversary or as otherwise agreed In Writing by you and us.  Such loan interest amount, if not paid when due, will be transferred out of the Fixed Account and any Sub-Account(s), in the same proportion as the balances invested in the total of such account(s), and into the Loan Account.

Debt   A loan against this Policy, unless repaid, will have an effect on the Surrender Value.  A loan reduces the then Surrender Value while repayment of a loan increases the Surrender Value.  Any Debt at time of settlement will reduce the Death Benefit Proceeds payable under this Policy.

If at any time the total Debt against this Policy, including interest accrued but not due, equals or exceeds the then current Accumulation Value less any applicable surrender charge, the Policy will enter the grace period as described in the Grace Period provision.

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General Provisions

Payment of Proceeds   Proceeds mean the amount payable:
a.	upon the surrender of this Policy; or
b.	upon the Second Death.

Upon the Second Death, while this Policy is still In Force, the Proceeds payable will be the Death Benefit Proceeds.  Such Death Benefit Proceeds are payable subject to receipt of Due Proof of Death of the Insureds.  If the Second Death occurs within the grace period, we will deduct any overdue Monthly Deductions from the Death Benefit Proceeds.

If this Policy is surrendered before the Second Death, the Proceeds payable upon surrender will be the Surrender Value.

The Proceeds payable under this Policy are subject to the adjustments described in the following provisions:

a.	Misstatement of Age or Sex;
b.	Incontestability;
c.	Suicide;
d.	Effect of Partial Surrenders on Accumulation Value and Specified Amount;
e.	Grace Period;
f.	Debt; and
g.	Premium Refund at Second Death.

We may require return of this Policy when settlement is made.  Proceeds will be paid in a lump sum unless you choose a settlement option we make available.

Deferment of Payments   Any amounts payable as a result of loans, surrender, or partial surrenders will be paid within 7 calendar days after we receive your request in a form acceptable to us.  However, payment of amounts from the Sub-Accounts may be postponed until the next Valuation Day.  Additionally, we reserve the right to defer the payment of such amounts from the Fixed Account for a period not to exceed 6 months from the date we receive your Written Request.  During any such deferred period, the amount payable will bear interest as required by law.  However, we will not defer any payment used to pay premiums on Policies with us.

Annual Report   We will send you a report at least once a year without charge. The report will show:

a.	the Accumulation Value as of the reporting date;
b.	the amounts deducted from or added to the Accumulation Value since the last report;
c.	the current death benefit;
d.	the current Policy values;
e.	premiums paid and all deductions made since the last report; and
f.	outstanding loans.

Projection of Benefits and Values   Upon your Written Request, we will provide a projection of illustrative future Death Benefit Proceeds and Policy values once a year without charge.  Additional projections are available at any time upon Written Request. We reserve the right to charge a reasonable service fee for each additional projection you request In Writing above one per year.

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Modified Endowment   Only with your written consent, provided at the time of application or a later date, will this Policy be allowed to become a modified endowment contract under the Internal Revenue Code. Otherwise, if at any time the premiums paid under the Policy exceed the limit for avoiding modified endowment contract status, the excess premium will be held in a separate deposit fund and credited with interest and will be used to pay future premium payments. The funds held in the separate deposit fund is not considered part of your Accumulation Value and any interest may be taxable and you should consult a tax advisor if you have questions regarding this. If you instead elect to have the excess premium refunded to you, we will refund the excess premium to you with interest within sixty days after the end of the Policy Year in which the premium was received. The interest rate used on any refund or credited to the separate deposit fund created by this provision will be a rate of interest that we declare from time to time.

Compliance with the Internal Revenue Code   This Policy is intended to qualify as life insurance under the Internal Revenue Code.  The Death Benefit Proceeds provided by this Policy are intended to qualify for the tax treatment accorded to life insurance under Federal law.  If at any time the premium paid under this Policy exceeds the amount allowable for such qualification, we will refund the premium to you with interest within 60 days after the end of the Policy Year in which the premium was received.  The interest rate used on any refund will be the excess premium's pro rata rate of return on the contract until the date we notify you that the excess premium and the earnings on such excess premium have been removed from this Policy.

We reserve the right to increase the Death Benefit (which may result in larger charges under a Policy) or to take any other action deemed necessary to maintain compliance of the Policy with the federal tax definition of life insurance. We also reserve the right to refuse to make any change in the Specified Amount or any other change if such change would cause this Policy to fail to qualify as life insurance under the Internal Revenue Code.

Effect of Policy on Riders Provisions

Effect of Policy on Riders   Any reference to the following term contained in any rider attached to this Policy will be modified as follows:

For purposes of any Enhanced Surrender Value Rider attached to this Policy, “Death Benefit Option” (may also be referred to as “Death Benefit Option 1 (Level)”) will mean the Specified Amount on the date of Second Death less any Debt.

For the purposes of any Premium Reserve Rider (PRR) attached to this Policy, “Death Benefit Option” will mean the Specified Amount on the date of Second Death plus the PRR Accumulation Value on the date of Second Death less any partial surrenders after the date of Second Death and less the sum of any base Policy Debt and any PRR Debt.

For purposes of any Premium Reserve Rider attached to this Policy, “Net Accumulation Value” will mean Accumulation Value less Loan Account Value.
Effect of Riders on Policy Provisions

Effect of Riders on Policy Provisions   If any riders are attached to and made part of this Policy, policy provisions and definitions may be impacted, including those concerning premiums and Policy values.  READ YOUR POLICY AND RIDERS CAREFULLY.
Settlement Options

The amount applied under an option for the benefit of any Beneficiary must be at least $2,500.00.  The amount of each payment under an option must be at least $25.00.

You may make, change or revoke an election at any time prior to the Second Death.  Following the Second Death, the Beneficiary may elect an option if you have not elected one or if the Death Benefit Proceeds are payable in one sum.  A Beneficiary may make a change in payment under a settlement option you elect only if you provided for it in your election.

A change of Beneficiary automatically cancels a previous election of a settlement option.

If this Policy is assigned, the assignee's portion of Death Benefit Proceeds will be paid in one sum.  Any balance of Death Benefit Proceeds may be applied under a settlement option.

To the extent allowed by law, all payments under the Policy will be free from creditor claims or legal process.

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The Lincoln National Life Insurance Company

FLEXIBLE PREMIUM VARIABLE LIFE INSURANCE POLICY ON THE LIVES OF TWO INSUREDS
Death Benefit Proceeds payable if the death of both Insureds occurs while this Policy is In Force. Investment results reflected in Policy benefits. Non-Participating – Not eligible for dividends.  Surrender Value payable upon surrender of the Policy. Flexible premiums payable to the earlier of the younger Insured’s Attained Age 121 or the Second Death. Premium Payments and Supplementary Coverages as shown in the Policy Specifications.

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